Exhibit 5.23

March 28, 2011

[Shook, Hardy & Bacon LLP Letterhead]

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas  75234

Ladies and Gentlemen:

We have acted as special counsel in the State of Kansas (the “State”) to LionsGate Golf Club, Inc., a Kansas corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Issuer”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantor and the other guarantors of guarantees with respect to the Exchange Notes.  The Exchange Notes will be issued under, and the guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Issuer, the guarantors named therein (including the Guarantor) and Wilmington Trust FSB, as trustee (the “Trustee”).  The Issuer will offer the Exchange Notes and the guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.  In connection therewith, the Guarantor has requested that we deliver to you our opinion regarding certain matters.  Capitalized terms used without definition herein have the meanings assigned to such terms in the Indenture described below.

In such capacity, we have examined and reviewed executed copies of the following documents dated November 30, 2010 (collectively, the “Transaction Documents”):

A.                                   Registration Rights Agreement, among the Issuer, the Guarantor, other Guarantors, and the Purchaser; and

B.                                     Indenture, among the Issuer, the Guarantor, and other Guarantors, which we understand has been filed with the Commission as an exhibit to the Registration Statement.

For purposes of this opinion letter, the term “Guarantee” shall mean that certain guarantee given by the Guarantor in relation to the Indenture.

In rendering our opinions herein, we have also examined such matters of law, and examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials, certificates of officers and other representatives of the Guarantor with respect to any factual matters involved which are relevant to this opinion, and other instruments and documents, as in our judgment are necessary or appropriate to enable us to render the opinions expressed in this opinion letter.  Except as indicated in the previous sentence with respect to certificates of public officials and the Guarantor, we have not undertaken any independent investigation to determine the existence or absence of facts, conditions, and circumstances which might bear on the transactions described in the Transaction Documents.  As to various questions of fact material to our opinion, we have relied solely upon that certain Officer’s Certificate (the “Officer’s Certificate”), issued by the Guarantor and effective as of November 30, 2010 (a copy of which is attached hereto).

For purposes of rendering the opinions contained herein, we have made, with your permission and without independent investigation, the following assumptions:

a.                                       All signatures upon all documents submitted to us are genuine.

b.                                      Each individual executing and delivering the Transaction Documents and the Officer’s Certificate on behalf of the Guarantor is legally competent to do so.

c.                                       All factual matters, including without limitation, the statements, recitals, representations and warranties, set forth in the Transaction Documents and in any certificates given to us by the Guarantor, including the Officer’s Certificate, are accurate, true, correct, and complete as set forth therein.

d.                                      All certifications made to us by public officials concerning factual matters are accurate and complete as of the date hereof.

e.                                       (i) All documents submitted to us as certified, conformed, draft, photostatic, or telefacsimilied copies conform to the original documents; (ii) all such original documents and all documents submitted to us as originals are authentic; and (iii) all original executed documents conform to the unexecuted copies of the documents submitted to us, and none of the completions or attachments are or shall be inconsistent with the forms which we have reviewed.

f.                                         The transactions contemplated by the Transaction Documents that are to be consummated prior to or on the date hereof have been consummated prior to or simultaneously with the delivery of this opinion letter.

g.                                      The opinion recipients have acted in good faith and without notice of any defense (such as, but not limited to, fraud in the inducement, duress, waiver, or estoppel) against enforcement of any rights created by, or any adverse claim to, any property or security interest transferred or created as part of, or contemplated by, the Transaction Documents.

h.                                      There is no agreement, course of dealing or performance, or usage of trade defining, supplementing, amending, modifying, waiving, or qualifying the terms of any of the Transaction Documents.

i.                                          The Guarantor’s Articles of Incorporation and Bylaws have not been amended, modified or terminated since the date of the Officer’s Certificate.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.                                       Based solely upon the certificate dated March 21, 2011, issued by the Secretary of State of the State of Kansas, the Guarantor is a corporation in good standing under the laws of the State of Kansas.  To our knowledge, the Guarantor is validly existing under the laws of the State of Kansas.

2.                                       The Guarantor has the corporate power and authority to execute, deliver, and perform the Guarantor’s obligations under the Transaction Documents and the Guarantee.

3.                                       The Transaction Documents have been duly and validly executed by the Guarantor.  To our knowledge, the Transaction Documents have been delivered by the Guarantor.

4.                                       The execution and delivery of the Transaction Documents and the Guarantee by the Guarantor, and the performance of the Guarantor’s obligations under the Transaction Documents and the Guarantee, has been duly authorized by all requisite action of the Guarantor.

5.                                       The execution and delivery by the Guarantor of the Transaction Documents and the performance by the Guarantor of its obligations under the Transaction Documents does not (a) conflict with or violate any provision of the Articles of Incorporation or the Bylaws of the Guarantor, (b) conflict with or violate any State law, rule, regulation, or to our knowledge, local ordinance applicable to the Guarantor, or (c) to our knowledge, conflict with or violate any judgment, writ, injunction, decree, order, or ruling of any State court or governmental authority binding on the Guarantor.

6.                                       When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described in the Registration Statement, the Guarantee of the Guarantor will constitute the valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Notwithstanding anything herein to the contrary, the foregoing opinions are further subject to the following qualifications, limitations, and comments:

(a)                                  The enforceability of the Guarantee may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership,

moratorium or similar laws affecting generally the enforcement of rights of creditors and contracting parties; (ii) subject to general principles of equity, including, without limitation, the doctrines of good faith, fair dealing, unconscionability, reasonableness and materiality, and the discretion of courts in invoking equitable remedies, including, without limitation, injunctive relief and specific performance (in each case whether such enforceability is considered in a proceeding in equity or at law); and (iii) subject to the qualification that certain provisions of the Transaction Documents may be unenforceable in whole or in part, but such unenforceability will not render the Transaction Documents invalid as a whole nor preclude judicial enforcement of repayment, acceleration of the obligations or foreclosure on the collateral in the event of a material breach of a payment obligation or other material provision of the Transaction Documents.

(b)                                 Notwithstanding any reference in the Transaction Documents or this letter to the laws of any other jurisdictions, the opinions expressed herein are limited solely to the laws of the State.

(c)                                  We have not reviewed and do not opine as to: (i) any zoning, health, safety, building, environmental, land use, subdivision, or similar local laws, ordinances, codes, rules, or regulations; (ii) ERISA laws, codes, rules, and regulations; (iii) Federal or state taxation, anti-trust, banking, securities or “blue sky” laws, codes, rules, or regulations; or (iv) the “USA PATRIOT” Act or so-called anti-terrorism laws, codes, rules, or regulations.

(d)                                 This opinion does not constitute a guaranty of the Transaction Documents or security therefor nor of any of the obligations or other matters referred to or opined upon herein.

(e)                                  In basing our opinions set forth in this opinion letter on “our knowledge,” the words “our knowledge” and other such similar language signify that, in the course of our representation of the Guarantor, no facts have come to the attention of the attorneys within our law firm who have been directly involved in representing the Guarantor in connection with the Note Offering or who we reasonably believe have knowledge of the affairs of the Guarantor that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that the Transaction Documents are not accurate and complete.  Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.

(f)                                    The opinions set forth in this letter are effective as of the date hereof, unless reference is made herein to an earlier date relating to such opinion or to a certificate or other item with respect to which such opinion is based or with respect to which such opinion relates, in which case such opinion shall be effective as of such earlier date.  We express no opinion other than as expressly set forth herein, and no expansion of our opinions may be made by implication or otherwise.  We do not undertake to advise you of any matter within the scope of this letter or otherwise that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or facts, including, without limitation, the occurrence or nonoccurrence of any subsequent events, that may affect the above opinions.

This letter is rendered to the addressee hereof, and its successors and assigns, in connection with the debt offering described in the Transaction Documents and may not be relied upon by any other person or entity or for any other purpose.  This letter may not be quoted in whole or in part nor may copies hereof be furnished or delivered to any other person or entity without obtaining in each instance our prior written consent thereto, except that the addressee hereof may furnish copies of this letter (i) to its respective independent auditors and attorneys; (ii) to any governmental or regulatory authority having jurisdiction over it; and (iii) pursuant to any order or legal process of any court of competent jurisdiction or any governmental agency.  Notwithstanding the foregoing, the opinions herein may be relied upon by the addressee’s counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Shook, Hardy & Bacon L.L.P.

SHOOK, HARDY & BACON L.L.P.